     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            HORIZON PHARMACIES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              5912                             75-2441557
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                                  531 W. MAIN
                              DENISON, TEXAS 75020
                                 (903) 465-2397
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RICKY D. MCCORD
                            HORIZON PHARMACIES, INC.
                                  531 W. MAIN
                              DENISON, TEXAS 75020
                                 (903) 465-2397
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                                 JAY H. HEBERT
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975
                                 (214) 220-7700
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE           AGGREGATE            AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED       PRICE PER SHARE(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.01 par value per
  share................................   1,437,500 shares         $3.09(2)           $4,441,875(2)          $1,235(2)

(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 using the average of the high and low sales prices of the Common Stock of the Registrant on April 27, 2000, as reported on the American Stock Exchange.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        1,437,500 SHARES OF COMMON STOCK

                            HORIZON PHARMACIES, INC.
                                  531 W. MAIN
                              DENISON, TEXAS 75020
                                 (903) 465-2397

                            ------------------------

    This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus of up to 1,437,500 shares of our common stock. We are not selling any shares of our common stock in this offering, and we will not receive any proceeds from the sale. The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use one or more of certain methods when selling shares of our common stock, as more fully described herein under "Plan of Distribution."

    The selling stockholder can acquire the shares of our common stock covered by this prospectus pursuant to warrants and convertible debentures, a form of each of which is included as an exhibit to the registration statement of which this prospectus forms a part, issued by us in a private placement. In connection with the private placement, we agreed to register the shares of our common stock covered by this prospectus.

    The selling stockholder, together with any affiliate thereof, may not beneficially own in excess of 4.999%, pursuant to a conversion of debentures, and 9.999%, pursuant to an exercise of warrants, of the outstanding shares of our common stock. Such restrictions may be waived by the selling stockholder as to itself upon not less than 61 days' notice to us.

    Our common stock is quoted on the American Stock Exchange under the symbol "HZP." On April 27, 2000, the last reported sale price for our common stock on the American Stock Exchange was $3.00.

                            ------------------------

 INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OF STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is April 28, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Risk Factors................................................      2
Forward-Looking Statements..................................      7
Use of Proceeds.............................................      7
Description of Capital Stock................................      8
Selling Stockholder.........................................      9
Plan of Distribution........................................     10
Legal Matters...............................................     10
Experts.....................................................     11
Where You Can Find More Information.........................     11

    ADDITIONAL INFORMATION AND OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999 AND NOTES TO THE FINANCIAL STATEMENTS IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE TO OUR REPORTS FILED WITH THE SEC. SEE "WHERE YOU CAN FIND MORE INFORMATION." YOU ARE URGED TO READ THIS PROSPECTUS, INCLUDING THE "RISK FACTORS," AND OUR SEC REPORTS IN THEIR ENTIRETY. ALL REFERENCES TO "HORIZON," "THE COMPANY," "WE," "US," OR "OUR," MEAN HORIZON PHARMACIES, INC., AND ITS SUBSIDIARIES.

                                  RISK FACTORS

    The value of an investment in HORIZON will be subject to the significant risks inherent in our business. You should consider carefully the risks and uncertainties described below and the other information included in this prospectus before you decide to purchase any shares of our common stock. The occurrence of any one or more of the risks or uncertainties described below could have a material adverse effect on our financial condition, results of operations and cash flows. Additionally, further discussion of these risk factors and other risks may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of our Form 10-K dated April 14, 2000, incorporated into this prospectus by reference.

WE ARE PURSUING A NEW BUSINESS THAT WE HAVE NOT PREVIOUSLY OPERATED. WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY OR CORRECT OUR HISTORY OF LOSSES.

    We historically have operated retail pharmacy stores and have sustained substantial operating and net losses from these operations. While we plan to maintain and grow most of our existing retail pharmacy stores for the foreseeable future, the principal focus of our business strategy is to expand our Internet pharmacy operations. We also intend to increase our capital expenditures to develop our Internet pharmacy operations. As a result, we anticipate that our net and operating losses will continue unless we successfully implement our business strategy. We cannot assure you that we can develop, market and expand our Internet pharmacy operations to the extent necessary to successfully compete in the Internet pharmacy industry.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY ON SATISFACTORY TERMS AND CONDITIONS.

    To implement our long-term business strategy, we will need additional capital for capital expenditures, operating expenses for development and acquisition costs, including debt that may be assumed in future acquisitions. We plan to finance these activities by debt or equity financings, secured or unsecured credit facilities, joint ventures or other arrangements. We cannot assure you that we will be able to obtain the financing we will need to fund the implementation of our business strategy on satisfactory terms and conditions, if at all. If we incur additional debt, we may have to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest, which may cause us to be more vulnerable to competitive pressures and economic downturns. If we fail to obtain additional financing in a timely manner and on acceptable terms, our results of operations may be materially adversely affected.

WE DEPEND IN PART UPON ACQUISITIONS FOR OUR CONTINUED GROWTH.

    Our growth strategy depends in part upon our ability to continue to acquire, consolidate and operate existing free-standing pharmacies on a profitable basis. However, no assurance can be given that we will be able to find attractive acquisition candidates, consummate additional acquisitions or that we will successfully integrate, convert or operate any acquired business. In the event that we make acquisitions, any acquisition expenses may have a material adverse effect upon our operating results, particularly during the period in which those operations are being integrated into the Company. Furthermore, our ability to make acquisitions may depend upon our ability to obtain financing. There can be no assurance that we will be able to obtain financing or, if available, that financing will be on acceptable terms. We will compete for acquisition candidates with buyers who have greater financial and other resources than we have and may be able to pay higher acquisition prices than us. To the extent we are unable to acquire suitable retail pharmacies, or to integrate such acquisitions successfully, our ability to expand our business would be reduced significantly.

WE ARE DEPENDENT UPON SALES TO THIRD-PARTY PAYORS.

    A growing percentage of our prescription drug volume has been accounted for by sales to customers who are covered by third-party payment programs. It is anticipated that prescription sales to third-party payors, in terms of both dollar volume and as a percentage of total prescription sales, will continue to increase. Although contracts with third-party payors may increase the volume of prescription sales and gross profits, third-party payors typically negotiate lower prescription prices than those of non third-party payors. Accordingly, our gross profit margins on sales of prescription drugs has decreased from historical levels and we expect this trend to continue in future periods.

WE ARE DEPENDENT UPON MEDICARE AND MEDICAID REIMBURSEMENTS.

    Substantially all of our home healthcare revenues are attributable to third-party payors, including Medicare and Medicaid, private issuers, managed care plans and HMOs. The amounts received from government programs and private third-party payors are dependent upon the specific benefits included under the program or the patient's insurance policies. Like other medical service providers, we are subject to lengthy reimbursement delays as a result of third-party payment procedures. Substantial delays in reimbursement could adversely affect our business, financial condition, cash flows and results of operations. Accordingly, management of accounts receivable through effective billing and reimbursement procedures is critical to our results of operations.

    Alternate site healthcare is generally less costly to third-party payors than hospital-based care. Therefore, alternate site healthcare providers have generally benefited from cost containment initiatives aimed at reducing the costs of medical care. However, as the alternate site market becomes a larger percentage of the total healthcare market, cost containment initiatives aimed at reducing the costs of delivering services at non-hospital sites are increasing and may adversely affect the profitability of alternate site healthcare providers. A significant reduction in the coverage or payment rates of third-party payors, or from patients enrolled in the Medicare or Medicaid programs, would have a material adverse effect on our revenues and profitability. Further, our revenues and profitability, like those of other healthcare companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing.

    Government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to us for our services. In addition to being subject to frequent changes in federal and state laws governing Medicare and Medicaid coverage and reimbursement policies, we are subject to governmental audit of the reimbursements we receive under the Medicare and Medicaid programs. Any significant audit adjustments could have a material adverse effect on our business, financial condition, cash flows or results of operations. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

    Our growth will require the implementation and integration of enhanced operational and financial systems and additional management, operational and financial resources. Failure to implement and integrate these systems and add these resources could have a material adverse effect on our results of operations and financial condition. We may not be able to manage our expanding operations effectively or be able to maintain or accelerate our growth. Further, we may not experience growth in, or maintain the present level of, net revenues.

WE MAY BE SUBJECT TO MALPRACTICE AND PROFESSIONAL LIABILITY.

    The provision of pharmacy and home healthcare services entails an inherent risk of claims of medical and professional malpractice liability. We may be named as a defendant in such malpractice lawsuits, and are subject to the attendant risk of substantial damage awards. While we believe we have adequate professional and medical malpractice liability insurance coverage, there can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO EFFECTIVELY
COMPETE.

    In each of our markets, we compete with one or more national retail pharmacy chains (including Eckerd's and CVS), regional retail pharmacy chains, local retail pharmacy chains, independent retail pharmacies, deep discount retail pharmacies (including Walgreen's), supermarkets (including Kroger's and Brookshire's), discount department stores (including Wal-Mart and K-Mart), mass merchandisers and other retail stores, mail order operations and Internet pharmacies. Most of these competitors have financial resources that are substantially greater than ours. Competition among retail pharmacies generally takes the form of price competition, store location, product selection and customer service. We may not be able to effectively compete with our competitors, whether they are retail, mail order or Internet pharmacies.

    Our home healthcare services compete with other larger providers of home healthcare services including chain operations and independent single unit stores which are more established. The market for home healthcare services is highly competitive. Many of our existing and potential competitors have substantially greater financial, marketing and personnel resources than us and have established generally greater name recognition in the home healthcare industry. Most of our competitors also offer more extensive home healthcare services than us. We may not be able to successfully compete with our competitors in the home healthcare industry.

MANY OF OUR RETAIL PHARMACIES ARE LOCATED IN TEXAS AND NEW MEXICO. THEREFORE, WE ARE DEPENDENT UPON THE TEXAS AND NEW MEXICO ECONOMIES.

    Currently, 18 and 7 of our 51 retail pharmacies are located in Texas and New Mexico, respectively, and other retail pharmacies located in Texas and New Mexico may be acquired by the Company. Consequently, our results of operations and financial condition are dependent upon general trends in the Texas and New Mexico economies. While retail sales in the state of Texas and New Mexico have been consistent with the generally favorable national economy during the past five years, there can be no assurance that this trend will continue or that retail spending will not decline in the future. If retail sales decline in Texas and New Mexico, our results of operations could be materially adversely affected.

WE MAY NOT BE ABLE TO SERVICE OUR CURRENT AND FUTURE DEBT.

    In connection with our acquisition of retail pharmacies, we have incurred substantial debt and we may incur additional indebtedness in the future in connection with the acquisition of additional stores or capital expenditures related to our new business strategy. Our ability to make cash payments to satisfy our substantial indebtedness will depend upon our future operating performance, which is subject to a number of factors including prevailing economic conditions and financial, business and other factors beyond our control. Based on our expected ability to generate cash flow from operating activities, we believe that we will have the funds necessary to meet the principal and interest payments on our debt as it becomes due and to operate and expand our business. However, there can be no assurance that we will be able to do so. If we are unable to generate sufficient earnings and cash flow to meet our obligations with respect to our outstanding indebtedness, refinancing of certain of these debt obligations or disposition of certain assets may be required. In the event debt refinancing is required, we may not be able to effect refinancing on satisfactory terms. Although at year end 1999 we were in breach of several covenants under our Credit Agreement with McKesson Corporation and our Load Agreement with Bank One Corporation, we have received a waiver from McKesson and Bank One with respect to the breach of those covenants.

WE WILL REQUIRE ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS STRATEGY.

    Although we believe that our operating revenues will be adequate to satisfy our capital requirements for the next 12 months, circumstances, including the acquisition of additional stores and capital expenditures related to our new business strategy, may require us to obtain long or short-term financing to realize certain business opportunities. We cannot assure you that such financing will be obtained on favorable terms.

WE ARE DEPENDENT UPON A SINGLE SUPPLIER.

    We currently purchase approximately 83% of our inventory from McKesson Corporation. McKesson Corporation also provides us with order entry machines, shelf labels and other supplies used in connection with our purchase and sale of such inventory. We believe that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of the consolidation of the retail pharmacy industry and the practice of certain large retail pharmacy chains to purchase directly from product manufacturers. Accordingly, we believe that we could obtain our inventory through another similar distributor at competitive prices and upon competitive payment terms in the event our relationship with McKesson Corporation was terminated. However, if another supplier was not available upon acceptable terms, our results of operations would be materially adversely affected.

WE ARE DEPENDENT UPON OUR KEY PERSONNEL.

    Our future success will be highly dependent on the continued efforts of Ricky D. McCord, R.Ph., President and Chief Executive Officer; Charlie K. Herr, Senior Vice President and Secretary; John N. Stogner, Chief Financial Officer, and Robert D. Mueller, President of HorizonScripts.com and Philip D. Stone, R.Ph., our Chief Operating Officer. We have employment agreements with Messrs. McCord, Herr, Stogner, Mueller and Stone. The loss of the services of one or more of such key personnel could have a material adverse effect upon our results of operations.

    Our success is also dependent upon our ability to attract and retain experienced retail managers, pharmacists, and employees skilled in home healthcare services, and the ability of our personnel to manage our growth and integrate our operations. If we are not successful in attracting and retaining such personnel, our results of operations could be materially adversely affected.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    We expect to experience fluctuations in future quarterly operating results that may be caused by many factors, including the number and timing of store acquisitions, additional and existing competition, marketing programs, weather, special or unusual events and national, regional and local economic conditions that may affect retailers in general. Any concentration of acquisitions near the end of a quarter could have an adverse effect on the financial results for that quarter and could lead to fluctuations in quarterly financial results. Furthermore, the retail pharmacy business is somewhat seasonal, with the highest net revenues and net income levels historically occurring during the first and fourth quarters of each year (which include the holiday selling season). Our results of operations depend significantly upon the net revenues generated during the first and fourth quarters, and any decrease in net revenues for such periods could have a material adverse effect upon our profitability. As a result, we believe that period-to-period comparisons of our results of operations are not and will not necessarily be meaningful, and should not be relied upon as an indication of future performance.

CORPORATE ACTIONS MAY BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND THEIR AFFILIATES.

    Our executive officers and directors and their respective affiliates beneficially own an aggregate of approximately 18% of the outstanding shares of common stock. Those shareholders, if voting together, may, as a practical matter, have sufficient voting power to elect our board of directors, exercise significant control over our business, policies and affairs and, in general, determine the outcome of any corporate transaction or other matters submitted to the shareholders for approval, such as any amendment to our certificate of incorporation, any merger, consolidation, sale of all or substantially all of our assets or "going private" transactions and prevent or cause a change in control of the Company, all of which may adversely affect the market price of our common stock.

OUR ABILITY TO ISSUE "BLANK CHECK" PREFERRED STOCK MAY DELAY OR PREVENT A CHANGE IN CONTROL OF THE COMPANY.

    Our certificate of incorporation authorizes our board of directors, without shareholder approval, to issue up to 1,000,000 shares of preferred stock, $.01 per share par value. The number of shares of each series and the designations, powers, preferences, qualifications, limitations or restrictions of each series shall be determined by the board of directors. The possible effects of an issuance of preferred stock includes the grant of voting rights to holders of preferred stock superior to yours, the grant of preferences in the payment of dividends and upon liquidation of the Company in favor of the holders of preferred stock, and the conferral of conversion rights which entitle the holders of preferred stock to convert their shares into common stock, thereby resulting in possible future dilution to you. The issuance of the preferred stock could also have an effect of delaying or preventing a change in control of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY, DISCOURAGE OR PREVENT A CHANGE IN CONTROL OF THE COMPANY.

    Certain provisions of Delaware law may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price and the voting and other rights of the holders of common stock. In addition, our board of directors has the authority without action by you to fix the rights, privileges and preferences of and to issue shares of our preferred stock which may have the effect of delaying, deterring or preventing a change in control of the Company.

    In addition to the authorization of preferred stock, our certificate of incorporation and bylaws include several other provisions which may have the effect of inhibiting a change of control of the Company. These include the division of the board of directors into three classes serving staggered three year terms (which could delay or prevent shareholders from effecting a change of control of the Company), no shareholder action by written consent and advance notice requirements for shareholder proposals and director nominations. These provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company. Our board of directors does not currently have any plans, arrangements, commitments or understandings to issue any preferred stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    The 1,437,500 shares covered by this prospectus may be sold by the selling stockholder into the public market at any time pursuant to this prospectus. Future sales of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

    We expect that our earnings in the immediate future will be used to fund current operations and costs and expenses incurred in developing and implementing our business strategy. Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, business strategy and financial needs. The words "may," "will," "expect," "believes," "plans," "intends," "anticipates," "estimates," "continue" and similar expressions, as they relate to us, as well as discussions of strategy, are intended to identify forward-looking statements. Such statements reflect our current view with respect to future events and are based on our assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions and uncertainties deemed relevant by management, including:

    - business and economic conditions in our existing markets,

    - competition, and

    - those matters discussed specifically under "Risk Factors" and elsewhere herein.

    We cannot assure you that any of our expectations will be realized, and actual results and occurrences may differ materially from our expectations as stated in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

    Our certificate of incorporation authorizes us to issue up to 14,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. The following summary of certain provisions of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation, which is included as an exhibit to the Registration Statement of which this prospectus is a part, and by the provisions of applicable law.

    As of April 27, 2000, (1) 5,888,965 shares of common stock were issued and outstanding, (2) 3,008,768 shares of common stock were subject to, and reserved for issuance upon the exercise of, warrants and options outstanding and exercisable and (3) no shares of preferred stock were issued or outstanding. The outstanding shares of our common stock are duly authorized, legally issued, fully paid and nonassessable. Our board of directors does not currently intend to issue any shares of preferred stock, although there can be no assurances that the board of directors will not decide to issue preferred stock in the future.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The shares of common stock have no preemptive or conversion rights, redemption rights or sinking fund provisions. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred stock. Holders of a plurality of the shares of common stock voting for the election of directors can elect all of the directors since the holders of the common stock will not have cumulative voting rights.

PREFERRED STOCK

    Our board of directors is authorized, without further action by our stockholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights applicable to such series and such other designations, preferences and special rights as the board of directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. Currently, there are no shares of preferred stock outstanding. The issuance of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of HORIZON or other corporate actions. Any such issuances of preferred stock, as well as the availability of authorized and unissued preferred stock, also could adversely affect the market price of our common stock.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the common stock and preferred stock is American Securities Transfer & Trust, Inc.

                              SELLING STOCKHOLDER

    This prospectus relates to offers and sales of our common stock by the selling stockholder. The following table sets forth, as of April 27, 2000, the name of the selling stockholder, the number of shares of common stock that the selling stockholder has the right to acquire, and the percentage of outstanding common stock that the selling stockholder has the right to acquire. The shares of common stock subject to the offering and sale by the selling stockholder pursuant to this prospectus constitute all of the shares of our common stock that the selling stockholder has the right to acquire. Each selling stockholder may offer and sell pursuant to this prospectus all of the shares of common stock that such selling stockholder has the right to acquire as identified below and, assuming that a selling stockholder sells all of its shares of our common stock as listed below, such selling stockholder will no longer own any shares of our common stock. Inclusion in the table below does not imply that any selling stockholder will actually offer and sell any of the shares registered on behalf of the selling stockholder.

                                                         SHARES OF         PERCENT OF
NAME OF OWNER                                      COMMON STOCK OFFERED      CLASS
-------------                                      ---------------------   ----------
Advantage Fund II Ltd............................        958,333(1)        4.999%(2)

------------------------------

       (1) Calculated based on the last reported sale price for our common stock on April 27, 2000.

       (2) Based on the 4.999% beneficial ownership limitation imposed by the convertible debenture, as more fully described below.

    Advantage Fund II, Ltd. (the "selling stockholder") purchased an aggregate of $2.5 million of convertible debentures and warrants from us in a private placement transaction which closed on March 31, 2000. As part of that private placement, we issued to the selling stockholder debentures that may be converted into our common stock and warrants to acquire our common stock. The selling stockholder is prohibited from using the debentures and warrants to convert into or acquire shares of our common stock to the extent that such conversion or acquisition would result in the selling stockholder, together with any affiliate, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the selling stockholder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the debentures, and consequently the number of shares of our common stock that are beneficially owned by the selling stockholder, cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by the selling stockholder. The number of shares of our common stock listed in the table above as being beneficially owned by the selling stockholder includes the shares of our common stock that are issuable to them, subject to the 4.999% and 9.999% limitation, upon conversion of their debentures and exercise of their warrants. However, the 4.999% and 9.999% limitation would not prevent the selling stockholder from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of conversions and sales under the debentures and acquisitions and sales under the warrants.

    Genesee International Inc., of which Mr. Donald R. Morken is the controlling stockholder, has voting and investment power over the securities beneficially owned by the selling stockholder.

                              PLAN OF DISTRIBUTION

    The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use one or more of the following methods when selling shares:

    - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    - an exchange distribution in accordance with the rules of the applicable exchange;

    - privately negotiated transactions;

    - short sales;

    - broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

    - a combination of any such methods of sale; and

    - any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

    The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering of the common stock hereby have been passed upon for the Company by Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 with respect to the common stock covered by this prospectus. This prospectus, which forms a part of the Registration Statement, omits selected information contained in the Registration Statement, and you should refer to the Registration Statement for further information with respect to the Company and the common stock covered by this prospectus. Statements contained in this prospectus concerning the provisions or contents of any documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from such offices, upon payment of the fees prescribed by the SEC. You may obtain information on the SEC public reference facilities by calling 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Nucentrix that submit electronic filings to the SEC. Our common stock is listed on the American Stock Exchange under the symbol "HZP," and such reports, proxy and information statements and certain other information also can be inspected at the library of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Company also maintains a web site at http://www.horizonrx.com. The contents of our web site are not part of this prospectus.

    The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

    - Annual Report on Form 10-K for the year ended December 31, 1999; and

    - All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended
      December 31, 1999.

    We will deliver to each person receiving this prospectus a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                            HORIZON Pharmacies, Inc.
                                  531 W. Main
                              Denison, Texas 75020
                             Attn: Charlie K. Herr
                           Telephone: (903) 465-2397

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE STATEMENTS AND REPRESENTATIONS CONTAINED WITHIN THIS PROSPECTUS ARE TRUE AND CORRECT AS OF THE DATE INDICATED ON THE COVER PAGE. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THAT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                                1,437,500 SHARES

                            HORIZON PHARMACIES, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses payable by HORIZON Pharmacies, Inc. (the "registrant") in connection with the registration of the common stock offered hereby are as follows:

SEC registration fee...............................  $ 1,235
"Blue Sky" fees and expenses.......................      N/A
Printing and engraving expenses....................   15,000
Legal fees and expenses............................   10,000
Accounting fees and expenses.......................   10,000
Transfer agent and registrar fees..................      N/A
Miscellaneous expenses.............................        0
                                                     -------
  Total............................................   26,235
                                                     =======

    The selling stockholder will not bear any of these expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

    Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The registrant's Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
          3.1           Certificate of Incorporation of HORIZON Pharmacies, Inc.,
                          incorporated by reference to Exhibit 3.1 of our Quarterly
                          Report on Form 10-QSB filed electronically on August 14,
                          1998.

          3.2           Bylaws of HORIZON Pharmacies, Inc., incorporated by
                          reference to Exhibit 3.2 of our Quarterly Report on Form
                          10-QSB filed electronically on August 14, 1998.

          4.1           Specimen Certificate of the common stock of HORIZON
                          Pharmacies, Inc., incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-3 (File No.
                          33-61987).

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         *4.2           Form of Warrant, dated March 31, 2000, between HORIZON
                          Pharmacies, Inc. and each of Wharton Capital Partners,
                          Ltd. and Advantage Fund II Ltd.

         *4.3           Form of 5% Convertible Debenture due March 31, 2003.

         *4.4           Registration Rights Agreement, dated as of March 31, 2000, among HORIZON Pharmacies, Inc. and Advantage Fund II Ltd.

         *5.1           Legal Opinion of Vinson & Elkins L.L.P.

        *10.1           Convertible Debenture Purchase Agreement, dated as of March
                          31, 2000, among HORIZON Pharmacies, Inc. and Advantage
                          Fund II Ltd.

        *23.1           Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

        *23.2           Consent of Ernst & Young LLP.

------------------------

*   Filed herewith.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions in Item 14 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on April 28, 2000.

                                                       HORIZON PHARMACIES, INC.

                                                       By:             /s/ RICKY D. MCCORD
                                                            -----------------------------------------
                                                                         Ricky D. McCord
                                                                      CHAIRMAN OF THE BOARD,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                                                       Chairman of the Board,
                 /s/ RICKY D. MCCORD                     President and Chief Executive
     -------------------------------------------         Officer (Principal Executive   April 28, 2000
                   Ricky D. McCord                       Officer)

                                                       Chief Financial Officer,
                 /s/ JOHN N. STOGNER                     Treasurer and Director
     -------------------------------------------         (Principal Financial and       April 28, 2000
                   John N. Stogner                       Accounting Officer)

                 /s/ CHARLIE K. HERR
     -------------------------------------------       Senior Vice President,           April 28, 2000
                   Charlie K. Herr                       Secretary and Director

                /s/ ROBERT D. MUELLER
     -------------------------------------------       Director                         April 28, 2000
                  Robert D. Mueller

               /s/ PHILIP H. YEILDING
     -------------------------------------------       Director                         April 28, 2000
                 Philip H. Yeilding

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
          3.1           Certificate of Incorporation of HORIZON Pharmacies, Inc.,
                          incorporated by reference to Exhibit 3.1 of our Quarterly
                          Report on Form 10-QSB filed electronically on August 14,
                          1998.

          3.2           Bylaws of HORIZON Pharmacies, Inc., incorporated by
                          reference to Exhibit 3.2 of our Quarterly Report on Form
                          10-QSB filed electronically on August 14, 1998.

          4.1           Specimen Certificate of the common stock of HORIZON
                          Pharmacies, Inc., incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-3 (File No.
                          33-61987).

         *4.2           Form of Warrant, dated March 31, 2000, between HORIZON
                          Pharmacies, Inc. and each of Wharton Capital Partners,
                          Ltd. and Advantage Fund II Ltd.

         *4.3           Form of 5% Convertible Debenture due March 31, 2003.

         *4.4           Registration Rights Agreement, dated as of March 31, 2000, among HORIZON Pharmacies, Inc. and Advantage Fund II Ltd.

         *5.1           Legal Opinion of Vinson & Elkins L.L.P.

        *10.1           Convertible Debenture Purchase Agreement, dated as of March
                          31, 2000, among HORIZON Pharmacies, Inc. and Advantage
                          Fund II Ltd.

        *23.1           Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

        *23.2           Consent of Ernst & Young LLP.

------------------------

*   Filed herewith.